As filed with the Securities and Exchange Commission on June 22, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
AGILYSYS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Ohio (State or Other Jurisdiction of Incorporation or Organization)	34-0907152 (I.R.S. Employer Identification No.)
2255 Glades Road, Suite 425W
Boca Raton, Florida 33431
(Address of Principal Executive Offices, Including Zip Code)

Agilysys, Inc. 2006 Stock Incentive Plan
(Full Title of the Plan)

Rita A. Thomas, Esq.
Vice President, Corporate Counsel & Assistant Secretary
28925 Fountain Parkway
Solon, Ohio 44139
(440) 519-8620
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
Copy To:
Lawrence N. Schultz, Esq.
Calfee, Halter & Griswold LLP
1400 KeyBank Center
800 Superior Avenue
Cleveland, Ohio 44114-2688
(216) 622-8200

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, without par value (2)	3,200,000 Shares	$22.79	(3)	$72,928,000	$2,239.00

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers additional Common Shares that may be issued or become issuable under the terms of the Plan in order to prevent dilution resulting from any stock split, dividend or similar transaction.

(2)	This Registration Statement also relates to the rights to purchase Common Shares of the Registrant which are attached to all Common Shares issued, pursuant to the terms of the Rights Agreement, dated as of April 27, 1999, by and between the Registrant and National City Bank. Until the occurrence of certain prescribed events, the rights are not exercisable, are evidenced by certificates for the Common Shares and will be transferred with and only with such Common Shares. Because no separate consideration is paid for the rights, the registration fee therefore is included in the fee for the Common Shares.

(3)	Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the Common Shares reported on Nasdaq on June 19, 2007.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents of the Registrant, previously filed with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:
(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007; and

(b)	The description of the Registrant’s Common Shares contained in the Registrant’s Registration Statement on Form 8-A (File No. 05735), and any amendments and reports filed for the purpose of updating the description;
     other than the portions of such documents that by statute or rule, by designation in such document or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents, other than the portions of such documents that by statute, by designation in such documents or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.
     Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded, for purposes of this Registration Statement, to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     A description of the Registrant’s Common Shares is incorporated herein by reference. See Item 3.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 1701.13(E) of the Ohio Revised Code sets forth the conditions and limitations governing the indemnification of officers, directors and other persons. Section 1701.13(E) provides that a corporation shall have the power to indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation in a similar capacity with another corporation or other entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection therewith if he or she acted in good faith and in a manner that he or she reasonably believed to be in the best interests of the corporation and, with respect to a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. With respect to a suit by or in the right of the corporation, indemnity may be provided to the foregoing persons under Section 1701.13(E) on a basis similar to that set forth above, except that no indemnity may be provided in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and to the extent that the Court of Common Pleas or the court in which such action, suit or proceeding was brought determines that despite the adjudication of liability but in view of all the circumstances of the case such person is entitled to indemnity for such expenses as the court deems proper. Moreover, Section 1701.13(E) provides for mandatory indemnification of a director, officer, employee or agent of the corporation to the extent that such person has been successful in defense of any such action, suit or proceeding and provides that a corporation shall pay the expenses of an officer or director in defending an action, suit or proceeding upon receipt of an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified. Section 1701.13(E) establishes provisions for determining whether a given person is entitled to indemnification, and also provides that the indemnification provided by or granted under Section 1701.13(E) is not exclusive of any rights to indemnity or advancement of expenses to which such person may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise.
     Under certain circumstances provided in the Registrant’s Code of Regulations, as amended, and subject to Section 1701.13(E) of the Ohio Revised Code (which sets forth the conditions and limitations governing the indemnification of officers, directors and other persons), the Registrant will indemnify any director or officer or any former director or officer of the Registrant against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him or her by reason of the fact that he or she is or was such director or officer in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.
     The Registrant has entered into indemnification agreements (the “Indemnification Agreements”) with the current directors and executive officers of the Registrant and expects to enter into similar agreements with any director or executive officer elected or appointed in the future at the time of their election or appointment. Pursuant to the Indemnification Agreements, the Registrant will indemnify a director or executive officer of the Registrant (the “Indemnitee”) if the Indemnitee is a party to or otherwise involved in any legal proceeding by reason of the fact that the Indemnitee is or was a director or executive officer of the Registrant, or is or was serving at the request of the Registrant in certain capacities with another entity, against all expenses, judgments, settlements, fines and penalties, actually and reasonably incurred by the Indemnitee, in connection with the defense or settlement of such proceeding. Indemnification is only available if the Indemnitee acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant. The same coverage is provided whether or not the suit or proceeding is a derivative action. Derivative actions may be defined as actions brought by one or more shareholders of a corporation to enforce a corporate right or to prevent or remedy a wrong to the corporation in cases where the corporation, because it is controlled by the wrongdoers or for other reasons, fails or refuses to take appropriate action for its own protection. The Indemnification Agreements mandate advancement of expenses to the Indemnitee if the Indemnitee provides the Registrant with a written promise to repay the advanced amounts in the event that it is determined that the conduct of the Indemnitee has not met the applicable standard of conduct. In addition, the Indemnification Agreements provide various procedures and presumptions in favor of the Indemnitee’s right to receive indemnification under the Indemnity Agreement.

     Under the Registrant’s Executive Liability and Defense Coverage insurance policy, each director and certain officers of the Registrant are insured against certain liabilities.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The exhibits listed on the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.
Item 9. Undertakings.
     (a) The Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post—effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on this 22nd day of June, 2007.

AGILYSYS, INC.
By:	/s/ Arthur Rhein

Arthur Rhein Chairman, President, Chief Executive Officer and Director
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 22nd day of June, 2007.

Signature	Title

/s/ Arthur Rhein Arthur Rhein	Chairman, President, Chief Executive Officer and a Director (Principal Executive Officer)

/s/ Martin F. Ellis Martin F. Ellis	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Charles F. Christ Charles F. Christ	Director

/s/ Thomas A. Commes Thomas A. Commes	Director

/s/ Curtis J. Crawford Curtis J. Crawford	Director

/s/ Howard V. Knicely Howard V. Knicely	Director

/s/ Keith M. Kolerus Keith M. Kolerus	Director

/s/ Robert A. Lauer Robert A. Lauer	Director

/s/ Robert G. McCreary, III Robert G. McCreary, III	Director

/s/ Thomas C. Sullivan Thomas C. Sullivan	Director

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended Articles of Incorporation of the Registrant, which are incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, (File No. 000-05734).

4.2	Amended Code of Regulations, as amended, the Registrant, which is incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 (File No. 000-05734).

4.3	Rights Agreement, dated as of April 27, 1999, by and between the Registrant and National City Bank, which is incorporated herein by reference to Exhibit 1 to the Registrant’s Registration Statement on Form 8-A (File No. 000-5734).

4.4	2006 Stock Incentive Plan, which is incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, dated July 28, 2006 (File No. 000-5734).

5.1	Opinion of Calfee, Halter & Griswold LLP as to the validity of the securities being registered. (x)

23.1	Consent of Ernst & Young LLP. (x)

23.2	Consent of Calfee, Halter & Griswold LLP (included in Exhibit 5.1 to this Registration Statement).
(x) Filed herewith.